COMPUTATION OF PER SHARE EARNINGS

                                               Year Ended December 31
                                          1994         1993          1992

                                     ________________________________________
                                                 (Thousands of dollars
                                                 except per share data)
PRIMARY
  Average shares outstanding            30,949,625   30,680,372   30,196,346
  Net effect of dilutive stock
    options -- based on the treasury
    stock method using average
    market price                           (1)           (1)          (1)
                                        __________   __________   __________
            TOTAL                       30,949,625   30,680,372   30,196,346
                                        ==========   ==========   ==========

  Net income (loss)                        $68,464    ($271,932)      $4,452
                                           ========   ==========      ======

  Per-share amount                           $2.21       ($8.86)       $0.15
                                             =====       =======       =====

FULLY DILUTED
  Average shares outstanding            30,949,625   30,680,372   30,196,346
  Net effect of dilutive stock
    options -- based on the treasury
    stock method using the year-end
    market price, if higher than
    exercise price                         152,471       80,001       13,251
                                        __________   __________   __________
            TOTAL                       31,102,096   30,760,373   30,209,597
                                        ==========   ==========   ==========

  Net income (loss)                        $68,464    ($271,932)      $4,452
                                           =======    ==========      ======

  Per share amount                           $2.20       $(8.84)       $0.15
                                             =====       =======       =====


(1) Incremental number of shares excluded from calculation since they do not have a dilutive effect.



                                    EXHIBIT 11